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Exhibit 15.1

Costco Wholesale Corporation
999 Lake Drive
Issaquah, Washington 98092

October 22, 2001

Ladies and Gentlemen:

    We are aware that Costco Wholesale Corporation has incorporated by reference in its Registration Statement No. xxxx its Forms 10-Q for the quarters ended November 26, 2000, February 18, 2001 and May 13, 2001, which include our reports dated December 11, 2000, March 6, 2001 and May 29, 2001, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ Arthur Andersen LLP

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  Exhibit 15.1